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                                                                   EXHIBIT 10.24



                          AMENDMENT NUMBER TWO TO THE
                           BEVERLY ENTERPRISES, INC.
                      EXECUTIVE DEFERRED COMPENSATION PLAN

         Amendment made this 11th day of December, 1997, by Beverly Enterprises, Inc. (the "Corporation")

                              W I T N E S S E T H:

         WHEREAS, during the first week of December, 1997, Beverly Enterprises, Inc. (as in existence prior to the "Transaction" referenced below) (hereinafter referred to as "Old Beverly") transferred its healthcare business to a wholly-owned subsidiary of Old Beverly, i.e., New Beverly Holdings, Inc. ("NBHI"), which was then spun-off to the shareholders of Old Beverly, all pursuant to the Agreement and Plan of Distribution by and between Old Beverly, NBHI and Capstone Pharmacy Services, Inc. ("Capstone") dated as of April 15, 1997; and

         WHEREAS, immediately following such spin-off, Old Beverly merged with and into Capstone, with Capstone as the surviving corporation, all pursuant to the Agreement and Plan of Merger by and between Old Beverly and Capstone dated as of April 15, 1997 (all the aforementioned transactions to be referred to herein collectively as the "Transaction"); and

         WHEREAS, pursuant to the Transaction, the Corporation changed its name from NBHI to Beverly Enterprises, Inc. and assumed the sponsorship of the Beverly Enterprises, Inc. Executive Deferred Compensation Plan (as adopted by Old Beverly effective January 1, 1997) (the "Plan"); and

         WHEREAS, the Corporation desires, in light of the Transaction, to amend the Plan (i) to reflect adjustments to the deemed investment credits under Section 7 of the Plan, and (ii) to allow those employees who will remain employed by Old Beverly after the Transaction to receive a December, 1997





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matching contribution under the Plan; and (iii) to modify the definition of
"Change of Control;" and

         WHEREAS, Section 13 of the Plan provides that it may be amended, modified or terminated at any time by the Compensation Committee, which is a subset of the full Board;





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         NOW, THEREFORE, the Plan is hereby amended as follows, effective as of the closing date of the Transaction:

                 1. Section 2(c) of the Plan is amended by adding a new paragraph at the end of the existing Section 2(c) to read as follows:

                 "Notwithstanding anything to the contrary contained herein, a Change in Control shall not include any transfer to a consolidated subsidiary, reorganization, spin-off, split-up, distribution, or other similar or related transaction(s) or any combination of the foregoing in which the core business and assets of the Company and its subsidiaries (taken as a whole) are transferred to another entity ("Controlled") with respect to which (1) the majority of the Board of Directors of the Company (as constituted immediately prior to such transaction(s)) also serve as directors of Controlled and immediately after such transaction(s) constitute a majority of Controlled's board of directors, and (2) more than 70% of the shareholders of the Company (immediately prior to such transaction(s)) become shareholders or other owners of Controlled and immediately after the transaction(s) control more than 70% of the ownership and voting rights of Controlled."

                 2. Section 2(e) of the Plan is amended to read as follows:

                 "Company" means Beverly Enterprises, Inc., which shall mean "Old Beverly" prior to the date of the Transaction, and shall mean New Beverly Holdings, Inc. ("NBHI") (which has changed its name to Beverly Enterprises, Inc.) subsequent to said date.

                 3. The Plan is amended by adding a new Section 2(w) to read as follows:

                 "Transaction" means, collectively, those transactions which are described in the Agreement and Plan of Distribution by and between Beverly Enterprises, Inc. ("Old Beverly"), New Beverly Holdings, Inc. ("NBHI") and Capstone Pharmacy Services, Inc. ("Capstone"), dated as of April 15, 1997, and the Agreement and Plan of Merger by and between Old Beverly and Capstone dated as of April 15, 1997.


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                 4.       The Plan is amended to add a new Section 2(x) to read
as follows:

                 "Capstone Stock" means the common stock, par value $0.01 per share, of Capstone Pharmacy Services, Inc., a Delaware corporation, (which has changed its name to PharMerica, Inc.)

                 5.       The Plan is amended to add Section 5(d) as follows:

                 Those Participants who constitute Retained Employees, as that term is defined in the documents describing the Transaction, shall be entitled to receive a matching contribution with respect to their deferrals which were made during the month containing the date of the Transaction, regardless of whether such employees remain employed by the Company as of the first day of the month following the date of the Transaction.

                 6. Section 6 of the Plan is amended by adding the following sentence at the end thereof:

                 Notwithstanding the foregoing, that portion of a Participant's account balance which is deemed invested in Capstone Stock will be payable pursuant to the terms of this Section 6 in either cash or Capstone Stock, within the complete discretion of the Committee.

                 7. Section 7 of the Plan is amended by adding the following new paragraphs as follows:

                 Notwithstanding the foregoing, as of the date of the Transaction, the balances of each Participant's Deferral Account, Rollover Account, Supplemental Contributions Account and Matching Account shall be deemed invested in shares of New Beverly Holdings, Inc. ("NBHI") and Capstone Pharmacy Services, Inc. ("Capstone") common stock in the ratio of .44 shares of Capstone common stock and one (1) share of NBHI common stock for each share of Old Beverly Common Stock in which said Accounts were previously deemed invested under this
                 Section 7. Such adjusted Account balances shall be further



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                 adjusted based upon the fluctuations in value of NBHI and
                 Capstone Stock until distributed to the Participant pursuant to the terms of the Plan.

                 Subsequent to the date of the Transaction, all further additions to a Participant's Deferral Account, Supplemental Contributions Account, Rollover Account, and Matching Account shall be deemed invested solely in shares of NBHI common stock, in accordance with the terms of this Section 7. Therefore, at the end of each Plan Year, each Participant's total account value shall be the sum of (i) the value of each of his accounts as of the date of the Transaction, as adjusted for the performance of NBHI and Capstone common stock, plus
                 (ii) the value of all contributions made subsequent to the date of the Transaction, as adjusted for the change in the value of NBHI common stock.

         IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by a duly authorized representative, as of the day and year first written above.

                                        BEVERLY ENTERPRISES, INC.

                                        By:
                                        Its:




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